
                                                                      Exhibit 11

                                               PATHE COMMUNICATIONS CORPORATION

                                                         (PARENT ONLY)

                                             COMPUTATIONS OF LOSS PER COMMON SHARE
                                         (amounts in thousands, except per share data)


                                                                            Fiscal years ended

                                                     December 31,              December 31,             December 31,
                                                         1993                      1992                     1991
        Loss before
          extraordinary items . . . . .             $     (26,163)           $    (153,106)            $    (352,935)

        Extraordinary items . . . . . .                         -                 (319,732)                        -

        Net loss  . . . . . . . . . . .             $     (26,163)           $    (472,838)            $    (352,935)

        Weighted average
          common shares outstanding . .               116,746,810              116,746,810               116,746,810

        Primary loss per share
          before extraordinary items  .             $        (.22)           $       (1.31)            $       (3.02)

        Primary loss per share
          extraordinary items . . . . .                         -                    (2.74)                        -

        Primary loss
          per common share  . . . . . .             $        (.22)           $       (4.05)            $       (3.02)

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